UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2013

Firstin Wireless Technology, Inc.

 (Exact name of registrant as specified in its charter)

Nevada	333-171041	27-4135824
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 Rene-Levesque Blvd. West, Suite 2500, Montreal, QC H3B2K4
(Address of principal executive offices) (Zip Code)

631-624-2331
(Registrant’s telephone number, including area code)

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Copies to:

Harold P.Gewerter, Esq.

Harold P. Gewerter, Esq. Ltd.

5536 S. Ft. Apache #102

Las Vegas, NV 89148

(702) 382-1714

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2013, Renee Galizio resigned from all officer and director positions with the corporation and appointed Andre Beauchesne, Claude Beauregard and Robert Desjardins as directors to serve until the next regularly scheduled board election by shareholders.  The new board of directors then elected Andre Beauchesne as President and Secretary of the corporation and Claude Beauregard as Treasurer.

André Beauchesne

For the last 30 years André is involved in the communication industry. As an entrepreneur he co-founded the advertising agency Bos (Beauchesne, Ostiguy and Simard). From 1989 to 2007 he acted as General Manager and chief of strategic planning of the agency. When he left the agency had more that $100Million in revenue with offices in Montreal and Toronto. The agency had clients in almost all sectors of the economy. In 2007 Andre founded the agency Tank. The agency had offices in Montreal and Paris with just after 2 years the agency had a recurrent revenue of more than $10Million.

In 2010 Andre invested in new ventures where for conflictual reason he had to leave the presidency of the agency and sell his participation. As of 2010 Andre hold interest in Firstin Wireless a company who develop voice applications in mobile long distance call; All-In a company who define and organise the client experience via its interaction with the numeric space through the implementation of technological solutions; Youniversal Productions a company who produced conferences with international leaders in collaboration with the Montreal Board of Trade (Mikhail Gorbatchev, Governor Schwarzenegger, Chris Hugues co-founder of Facebook, Biz Stone co-founder of Twitter, Bill Clinton ...).

In 2012, André was involved with the World Congress on Information and Technology, WCIT2012, as Special Advisor . 2,500 delegates from 80 countries came to Montreal last October. Because of the success of the event, the Montreal Board of Trade, the Palais des congrès and Fira Barcelona gave mandate to François Morin and Andre Beauchesne to elaborate a business plan for a recurrent event beginning in 2013 for the next five years.

Andre sits on the board of the Ste-Justine Hospital Foundation, he is also involved with the Jewish General Hospital Foundation and Cystic Fibrosis Quebec.

Andre obtained a Baccalaureate from the Laval University in Marketing and Finance.

Claude Beauregard

Visionary and man of achievements, Mr. Claude Beauregard is recognized as an expert in the field of telecommunications, particularly in the sector of wireless technology.  He exerts a strong leadership which enables him to associate himself with high level work teams in order to reach the aimed objectives.

Claude Beauregard strongly believes in business partnerships.  The complementarity of expertise is particularly essential for him for the development of companies especially in the current context of universalization.  It is because of this philosophy that led him to create BCT Experts-Conseils.

Entrepreneur at heart, Claude Beauregard occupied the functions of President and Chief of Operations at Intasys Corporation Inc., a capital risk firm for companies of the new economy.  He saw in this position the possibility of encouraging young entrepreneurs from here and abroad to reach their objectives by supporting them in reaching their objectives of return and profitability

Claude Beauregard has achieved considerable goals such as the creation of Télégescom in 1993 which specialized in the provision of services of planning and deployment of telecommunication networks.  He also occupied the function of President, Genitec Telecommunications Inc. of the Soprin Group and that of Vice-President, Commercial Development for the international market of this same group in 1989.

Strong from a solid experience as a high level director and concentrated on results, Claude Beauregard is now in a position to offer his services to companies and thereby have them benefit from this vast knowledge.  He is a member of the Order of Engineers since 1978.

Robert Desjardins

Éducation :

College Roussin Montreal  12 Sc. Mat. 1963

H.E.C.  Montreal BAC. Commerce Sc. Accountant 1967

Work : Robert G. Desjardins et Associés Inc. Since 1989

Director  of publicly traded companies :

Ressources Strateco Inc. Since  2001

Edleun Group Inc.  De 2007 - 2010

Corporation Toma Gold Depuis 2011

Perisson Petroleum  Since 2012

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2013

Firstin Wireless Technology, Inc.

By:	/s/ Andre Beauchesne
Andre Beauchesne
Chief Executive Officer